Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of the Registrant:

1.	DLP Capital LLC (Delaware)

2.	MPB Capital LLC (Delaware)

3.	DLP Par Participações S.A. (Brazil)

4.	StoneCo. Brasil Participações S.A. (Brazil)

5.	Stone Pagamentos S.A. (StoneCo. Brasil Participações S.A.) (Brazil)

6.	MNLT Soluções de Pagamento S.A. (Subsidiary of Stone Pagamentos S.A.) (Brazil)

7.	Linked Gourmet Soluções para Restaurantes S.A. (Subsidiary of Stone Pagamentos S.A.) (Brazil)

8.	Stone Logística Ltda. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

9.	Pagar.me Pagamentos S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

10.	Buy4 Processamento de Pagamentos S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

11.	Buy4 Sub LLC (Subsidiary of Buy4 Processamento de Pagamentos S.A.) (Texas)

12.	Cappta S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

13.	Mundipagg Tecnologia em Pagamento S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

14.	Equals S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

15.	Stone Franchising Ltda. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

16.	TAG Tecnologia para o Sistema Financeiro S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

17.	Collact Serviços Digitais S.A. (Subsidiary of StoneCo. Brasil Participações S.A.) (Brazil)

18.	Stone Sociedade de Crédito Direto S.A. (Subsidiary of Stone Pagamentos S.A.) (Brazil)

19.	TAPSO - Fundo de Investimento em Direitos Creditórios (Brazil)

20.	FIDC AR1 (Brazil)

21.	FIDC AR2 (Brazil)